Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
FAX (801) 365-4855
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, Utah 84121
www.extraspace.com
FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2016 Fourth Quarter and Year-End Results
SALT LAKE CITY, February 21, 2017 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage facilities in the United States, announced operating results for the three months and year ended December 31, 2016.
Highlights for the three months ended December 31, 2016:

•	Achieved net income attributable to common stockholders of $0.65 per diluted share, representing an 828.6% increase compared to the same period in 2015.

•
Achieved funds from operations attributable to common stockholders (“FFO”) of $1.00 per diluted share. Excluding costs associated with acquisitions and non-cash interest, FFO as adjusted was $1.03 per diluted share, representing an 18.4% increase compared to the same period in 2015.

•	Increased same-store revenue by 5.2% and same-store net operating income (“NOI”) by 7.9% compared to the same period in 2015.

•	Reported same-store occupancy of 92.0% as of December 31, 2016, compared to 92.8% as of December 31, 2015.

•	Acquired 24 wholly-owned operating stores and three stores at completion of construction for a total purchase price of approximately $316.0 million.

•	Acquired two stores at completion of construction with joint venture partners for a total purchase price of approximately $19.0 million.

•	Paid a quarterly dividend of $0.78 per share.

Highlights for the year ended December 31, 2016:

•	Achieved net income attributable to common stockholders of $2.91 per diluted share, representing an 86.5% increase compared to the same period in 2015.

•
Achieved FFO of $3.70 per diluted share. Excluding costs associated with acquisitions, non-cash interest and the loss related to settlement of a legal action, FFO as adjusted was $3.85 per diluted share, representing a 23.0% increase compared to the same period in 2015.

•	Increased same-store revenue by 6.9% and same-store NOI by 9.2% compared to the same period in 2015.

•	Acquired 91 wholly-owned operating stores and eight stores at completion of construction for a total purchase price of approximately $1.1 billion.

•	Acquired nine stores at completion of construction with joint venture partners for a total purchase price of approximately $150.6 million.

Joseph D. Margolis, CEO of Extra Space Storage Inc., commented: “2016 was another strong year for Extra Space. Same-store revenue and NOI growth for the year were among the highest in our history, and earnings and FFO per share increases were among the best of all public real estate companies. We continued to grow our national portfolio with over $1 billion in acquisitions and the addition of over 60 third-party managed stores. Industry fundamentals continue to be sound, and while growth rates have moderated from all-time highs, we anticipate solid revenue, NOI and FFO growth in 2017."

FFO Per Share:
The following table outlines the Company’s FFO and FFO as adjusted for the three months and year ended December 31, 2016 and 2015. The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share for each period presented (amounts shown in thousands, except share and per share data — unaudited)1:

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2016		2015		2016		2015
		(per share)		(per share)		(per share)		(per share)
Net income attributable to common stockholders	$82,403	$0.65	$8,675	$0.07	$366,127	$2.91	$189,474	$1.56
Impact of the difference in weighted average number of shares – diluted[2]		(0.04)		—		(0.17)		(0.08)
Adjustments:
Real estate depreciation	41,563	0.31	34,703	0.26	155,358	1.16	115,924	0.89
Amortization of intangibles	6,042	0.05	4,408	0.03	20,467	0.15	11,094	0.09
(Gain) loss on real estate transactions, earnout from prior acquisition and sale of other assets	1,349	0.01	—	—	(8,465)	(0.06)	(1,501)	(0.01)
Unconsolidated joint venture real estate depreciation and amortization	1,024	0.01	1,066	0.01	4,505	0.03	4,233	0.03
Unconsolidated joint venture gain on sale of properties and purchase of partners' interests	(4,767)	(0.04)	—	—	(69,199)	(0.51)	(2,857)	(0.02)
Distributions paid on Series A Preferred Operating Partnership units	(1,271)	(0.01)	(1,271)	(0.01)	(5,085)	(0.04)	(5,088)	(0.04)
Income allocated to Operating Partnership noncontrolling interests	8,013	0.06	3,070	0.02	30,962	0.23	20,064	0.16
FFO attributable to common stockholders and unit holders	134,356	1.00	50,651	0.38	494,670	3.70	331,343	2.58

Adjustments:
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	1,264	0.01	1,112	0.01	4,980	0.04	3,310	0.03
Non-cash interest benefit related to out of market debt	(44)	—	(363)	—	(872)	(0.01)	(2,410)	(0.02)
Loss related to settlement of legal action	—	—	—	—	4,000	0.03	—	—
Acquisition related costs and other[3]	2,987	0.02	63,698	0.48	12,111	0.09	69,401	0.54
FFO as adjusted attributable to common stockholders and unit holders	$138,563	$1.03	$115,098	$0.87	$514,889	$3.85	$401,644	$3.13

Weighted average number of shares – diluted[4]	134,831,414		132,381,162		133,798,946		128,391,862

(1)	Per share amounts may not recalculate due to rounding.

(2)
Adjustment to account for the difference between the number of shares used to calculate earnings per share and the number of shares used to calculate FFO per share. Earnings per share is calculated using the two-class method, which uses a lower number of shares than the calculation for FFO per share and FFO as adjusted per share, which are calculated assuming full redemption of all OP units as described in note (4).

(3)	Acquisition related costs and other for the year ended December 31, 2016 includes costs related to acquisitions and the write-down of a note receivable of $800.

(4)
Extra Space Storage LP (the “Operating Partnership”) has outstanding preferred and common operating partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares — diluted as presented above. The computation of weighted average number of shares — diluted for FFO per share and FFO as adjusted per share also includes the effect of share-based compensation plans and shares related to the exchangeable senior notes using the treasury stock method.

Operating Results and Same-Store Performance:
The following table outlines the Company’s same-store performance for the three months and year ended December 31, 2016 and 2015 (amounts shown in thousands, except store count data—unaudited)1:

	For the Three Months Ended December 31,		Percent	For the Year Ended December 31,		Percent
	2016	2015	Change	2016	2015	Change
Same-store rental and tenant reinsurance revenues	$179,003	$170,234	5.2%	$708,063	$662,213	6.9%
Same-store operating and tenant reinsurance expenses	46,169	47,142	(2.1)%	189,973	187,939	1.1%
Same-store net operating income	$132,834	$123,092	7.9%	$518,090	$474,274	9.2%

Same-store square foot occupancy as of quarter end	92.0%	92.8%		92.0%	92.8%

Properties included in same-store	564	564		564	564

(1)	A reconciliation of same-store net operating income to income from operations is provided in the final table of this release.

Same-store occupancy for the three months and year ended December 31, 2016 decreased a total of 80 basis points compared to the same period in 2015. This includes the impact from expansion projects at six stores completed during the quarter. Excluding the additional vacancy created in these stores, ending occupancy would have been 92.2%, a decrease of 60 basis points compared to the same period in 2015.

Same-store revenues for the three months and year ended December 31, 2016 increased due to higher rental rates for both new and existing customers. Expenses were lower for the three months ended December 31, 2016 due to decreases year-over-year across most expense categories, primarily due to comparably higher expenses in the three months ended December 31, 2015. The most significant decreases were in repairs and maintenance and utilities. Decreases in these expenses were partially offset by increases in property taxes. For the year ended December 31, 2016, expenses were higher due to increases in property taxes and credit card processing fees. These increases in expenses were partially offset by decreases in utilities and repairs and maintenance expense.
Major markets with revenue growth above the Company’s portfolio average for the three months ended December 31, 2016 included Los Angeles, Phoenix, Sacramento, Tampa/St. Petersburg and West Palm Beach/Boca Raton. Major markets performing below the Company’s portfolio average included Boston, Chicago, Denver, Houston and New York City/Northern New Jersey.

Acquisition, Disposition, Joint Venture and Third-Party Management Activity:
The following table outlines the Company’s acquisitions and stores under agreement (dollars in thousands – unaudited):

	Closed During the Year Ended December 31, 2016		Closed Subsequent to December 31, 2016		Under Agreement to Close in 2017		Total 2017 Acquisitions Closed or Under Agreement		Total Acquisitions Under Agreement to Close in 2018-19
	Stores	Price	Stores	Price	Stores	Price	Stores	Price	Stores	Price
Operating Stores[1]	91	$1,002,293	2	$25,500	2	$31,550	4	$57,050	—	$—
Stores Purchased Upon Completion[2]	8	79,600	—	—	3	23,770	3	23,770	9	102,761
Wholly Owned Total	99	1,081,893	2	25,500	5	55,320	7	80,820	9	102,761

JV Stores Purchased Upon Completion[2]	9	150,582	1	8,455	12	181,255	13	189,710	12	315,700
Total	108	$1,232,475	3	$33,955	17	$236,575	20	$270,530	21	$418,461

(1)
Includes the buyout of a joint venture partner's interest in six stores on February 2, 2016 at the value of the joint venture partner's interest (55.0% of total property value), the buyout of a joint venture partner's interest in 23 stores on September 16, 2016 at the value of the joint venture partner's interest (95.6% of total property value), and the buyout of a joint venture partner's interest in 11 stores on November 17, 2016 at the value of the joint venture partner's interest (95.0% of total property value).

(2)
The locations of stores purchased upon completion and joint venture ownership interest details are included in the supplemental financial information published on the Company’s website at www.extraspace.com.

The projected operating and other store acquisitions under agreement described above are subject to customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.
Joint Venture Activity:
On November 17, 2016, the Company bought out the 95.0% interest of its joint venture partner, The Prudential Insurance Company of America, in 11 stores held in ESS WCOT LLC for a total purchase price of approximately $153.0 million, which represents 95.0% of the asset value of the stores.
Property Management:
As of December 31, 2016, the Company managed 411 stores for third-party owners. With an additional 180 stores owned and operated in joint ventures, the Company had a total of 591 stores under management. The Company continues to be the largest self-storage management company in the United States.
Balance Sheet:
During the three months ended December 31, 2016, the Company did not sell any shares of common stock using its "at the market" ("ATM") equity program. At December 31, 2016 the Company had $349.4 million available for issuance under the existing equity distribution agreements.
On October 14, 2016 the Company completed $1.2 billion in unsecured bank financing. The financing consists of a senior unsecured four-year revolving credit facility of $500.0 million, a senior unsecured five-year term loan of up to $430.0 million and a senior unsecured seven-year term loan of up to $220.0 million. Other details related to the unsecured bank financing are described in a Current Report on Form 8-K filed by the Company on October 17, 2016.
As of December 31, 2016, the Company’s percentage of fixed-rate debt to total debt was 70.0%. The weighted average interest rates of the Company’s fixed and variable-rate debt were 3.3% and 2.3%, respectively. The combined weighted average interest rate was 3.0% with a weighted average maturity of approximately 4.7 years.
Dividends:
On December 31, 2016, the Company paid a fourth quarter common stock dividend of $0.78 per share to stockholders of record at the close of business on December 15, 2016.

Outlook:
The following table outlines the Company’s FFO estimates and annual assumptions for the year ending December 31, 2017.

	Ranges for 2017 Annual Assumptions		Notes
	Low	High
Funds from operations attributable to common stockholders	$4.11	$4.20
Funds from operations as adjusted attributable to common stockholders	$4.15	$4.24

Same-store property revenue growth	4.00%	5.00%	Assumes a same-store pool of 732 stores and includes tenant reinsurance
Same-store property expense growth	3.50%	4.50%	Assumes a same-store pool of 732 stores and includes tenant reinsurance. Assumes 6% property tax growth.
Same-store property NOI growth	3.75%	5.25%	Assumes a same-store pool of 732 stores and includes tenant reinsurance
Weighted average one-month LIBOR	1.11%	1.11%

Net tenant reinsurance income	$77,500,000	$78,500,000
General and administrative expenses	$77,500,000	$78,500,000	Includes non-cash compensation expense of $8.0 million.
Average monthly cash balance	$25,000,000	$25,000,000
Equity in earnings of real estate ventures	$12,000,000	$13,000,000
Acquisition of operating stores	$280,000,000	$280,000,000	Wholly-owned
Acquisition of other stores upon completion of development - wholly-owned	$45,000,000	$45,000,000	Wholly-owned
Acquisition of other stores upon completion of development - joint ventures	$225,000,000	$225,000,000	EXR investment totals approximately $75.0 million.
Interest expense	$149,500,000	$151,000,000
Non-cash interest expense related to exchangeable senior notes	$5,000,000	$5,000,000	Excluded from FFO as adjusted
Taxes associated with the Company's taxable REIT subsidiary	$13,500,000	$14,500,000
Acquisition related costs and other[1]	—	—
Weighted average share count	135,500,000	135,500,000	Assumes redemption of all OP units for common stock

(1)
Beginning January 1, 2017, acquisition related costs will be capitalized due to a change in accounting literature, thus eliminating the need for an adjustment to funds from operations - as adjusted attributable to common stockholders.

FFO estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year. The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates.

Supplemental Financial Information:
Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link on the home page, then on “Financials & Stock Info,” then on “Quarterly Earnings” in the navigation menu. This supplemental information provides additional detail on items that include store occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.
Conference Call:
The Company will host a conference call at 1:00 p.m. Eastern Time on Wednesday, February 22, 2017, to discuss its financial results. To participate in the conference call, please dial 855-791-2026 or 631-485-4899 for international participants; conference ID: 56345078. The conference call will also be available on the Company’s website at www.extraspace.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.
A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on February 22, 2017, until 4:00 p.m. Eastern Time on February 27, 2017. The replay dial-in numbers are 855-859-2056 or 404-537-3406 for international callers; conference ID: 56345078.
Forward-Looking Statements:
Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the benefits of store acquisitions, favorable market conditions, our outlook and estimates for the year and other statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•	failure to close pending acquisitions on expected terms, or at all;

•	the effect of competition from new and existing stores or other storage alternatives, which could cause rents and occupancy rates to decline;

•	difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those stores, which could adversely affect our profitability;

•	potential liability for uninsured losses and environmental contamination;

•
the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;

•	disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•	the failure to effectively manage our growth and expansion into new markets or to successfully operate acquired stores and operations;

•	increased interest rates and operating costs;

•	reductions in asset valuations and related impairment charges;

•	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•	the failure to maintain our REIT status for U.S. federal income tax purposes;

•	economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•	difficulties in our ability to attract and retain qualified personnel and management members.
All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.
Definition of FFO:
FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net income. Net income assumes that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements. FFO should not be considered a replacement of net income computed in accordance with GAAP.
For informational purposes, the Company also presents FFO as adjusted which excludes revenues and expenses not core to our operations, acquisition related costs and non-cash interest. Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance. The Company believes that by excluding revenues and expenses not core to our operations, the costs related to acquiring stores and non-cash interest charges, stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO. FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO. The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.
Definition of Same-Store:

The Company’s same-store pool for the periods presented consists of 564 stores that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented. The Company considers a store to be stabilized once it has been open for three years or has sustained average square foot occupancy of 80.0% or more for one calendar year. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to occupancy, rental revenue (growth), operating expenses (growth), net operating income (growth), etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments.  Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

About Extra Space Storage Inc.:
Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT. As of December 31, 2016, the Company owned and/or operated 1,427 self-storage stores in 38 states, Washington, D.C. and Puerto Rico. The Company’s stores comprise approximately 960,000 units and approximately 107 million square feet of rentable space. The Company offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage stores in the United States and is the largest self-storage management company in the United States.
###
For Information:
Jeff Norman
Extra Space Storage Inc.
(801) 365-1759

Extra Space Storage Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	December 31, 2016	December 31, 2015
	(Unaudited)
Assets:
Real estate assets, net	$6,770,447	$5,689,309
Investments in unconsolidated real estate ventures	79,570	103,007
Cash and cash equivalents	43,858	75,799
Restricted cash	13,884	30,738
Receivables from related parties and affiliated real estate joint ventures	16,611	2,205
Other assets, net	167,076	170,349
Total assets	$7,091,446	$6,071,407
Liabilities, Noncontrolling Interests and Equity:
Notes payable, net	$3,213,588	$2,758,567
Exchangeable senior notes, net	610,314	623,863
Notes payable to trusts, net	117,321	117,191
Revolving credit facility and line of credit	365,000	36,000
Accounts payable and accrued expenses	101,388	82,693
Other liabilities	87,669	80,489
Total liabilities	4,495,280	3,698,803

Commitments and contingencies

Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 125,881,460 and 124,119,531 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	1,259	1,241
Additional paid-in capital	2,566,120	2,431,754
Accumulated other comprehensive income (loss)	16,770	(6,352)
Accumulated deficit	(339,257)	(337,566)
Total Extra Space Storage Inc. stockholders' equity	2,244,892	2,089,077
Noncontrolling interest represented by Preferred Operating Partnership units, net of $120,230 notes receivable	147,920	80,531
Noncontrolling interests in Operating Partnership	203,354	202,834
Other noncontrolling interests	—	162
Total noncontrolling interests and equity	2,596,166	2,372,604
Total liabilities, noncontrolling interests and equity	$7,091,446	$6,071,407

Consolidated Statement of Operations for the three months and year ended December 31, 2016 and 2015
(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Revenues:	(Unaudited)	(Unaudited)	(Unaudited)
Property rental	$229,012	$195,672	$864,742	$676,138
Tenant reinsurance	22,355	19,895	87,291	71,971
Management fees and other income	9,649	10,192	39,842	34,161
Total revenues	261,016	225,759	991,875	782,270
Expenses:
Property operations	64,122	59,634	250,005	203,965
Tenant reinsurance	3,210	3,214	15,555	13,033
Acquisition related costs and other	2,987	63,698	12,111	69,401
General and administrative	18,355	18,138	81,806	67,758
Depreciation and amortization	49,158	40,766	182,560	133,457
Total expenses	137,832	185,450	542,037	487,614
Income from operations	123,184	40,309	449,838	294,656
Gain (loss) on real estate transactions, earnout from prior acquisition and sale of other assets	(1,349)	—	8,465	1,501
Interest expense	(35,824)	(30,629)	(133,479)	(95,682)
Non-cash interest expense related to amortization of discount on equity component of exchangeable senior notes	(1,264)	(1,112)	(4,980)	(3,310)
Interest income	1,451	1,821	6,148	3,461
Interest income on note receivable from Preferred Operating Partnership unit holder	1,212	1,212	4,850	4,850
Income before equity in earnings of unconsolidated real estate ventures and income tax expense	87,410	11,601	330,842	205,476
Equity in earnings of unconsolidated real estate ventures	3,082	3,297	12,895	12,351
Equity in earnings of unconsolidated real estate ventures - gain on sale of real estate assets and purchase of joint venture partners' interests	4,767	—	69,199	2,857
Income tax expense	(4,843)	(3,154)	(15,847)	(11,148)
Net income	90,416	11,744	397,089	209,536
Net income allocated to Preferred Operating Partnership noncontrolling interests	(3,942)	(2,673)	(14,700)	(11,718)
Net income allocated to Operating Partnership and other noncontrolling interests	(4,071)	(396)	(16,262)	(8,344)
Net income attributable to common stockholders	$82,403	$8,675	$366,127	$189,474
Earnings per common share
Basic	$0.65	$0.07	$2.92	$1.58
Diluted	$0.65	$0.07	$2.91	$1.56
Weighted average number of shares
Basic	125,525,954	123,531,844	125,087,554	119,816,743
Diluted	126,065,539	131,021,387	125,948,076	126,918,869

Reconciliation of the Range of Estimated Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share — for the Three Months ending March 31, 2017 and Year Ending December 31, 2017 — Unaudited

	For the Three Months Ending March 31, 2017		For the Year Ending December 31, 2017
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.54	$0.56	$2.41	$2.50
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.06	0.06	0.24	0.24
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.01)	(0.01)	(0.04)	(0.04)
Net income attributable to common stockholders for diluted computations	0.59	0.61	2.61	2.70

Adjustments:
Real estate depreciation	0.32	0.32	1.29	1.29
Amortization of intangibles	0.04	0.04	0.17	0.17
Unconsolidated joint venture real estate depreciation and amortization	0.01	0.01	0.04	0.04
Funds from operations attributable to common stockholders	0.96	0.98	4.11	4.20

Adjustments:
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	0.01	0.01	0.04	0.04
Acquisition related costs and other[1]	—	—	—	—
Funds from operations as adjusted attributable to common stockholders	$0.97	$0.99	$4.15	$4.24

(1)
Beginning January 1, 2017, acquisition related costs will be capitalized due to a change in accounting literature, thus eliminating the need for an adjustment to funds from operations - as adjusted attributable to common stockholders.

Reconciliation of the Same Store Net Operating Income to Income from Operations — for the three months and year ended December 31, 2016 and 2015 — Unaudited

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Same-store rental and tenant reinsurance revenues	$179,003	$170,234	$708,063	$662,213
Non same-store rental and tenant reinsurance revenues	72,364	45,333	243,970	85,896
Total property rental and tenant reinsurance revenues	251,367	215,567	952,033	748,109

Same-store operating and tenant reinsurance expenses	46,169	47,142	189,973	187,939
Non same-store operating and tenant reinsurance expenses	21,163	15,706	75,587	29,059
Total property operating and tenant reinsurance expenses	67,332	62,848	265,560	216,998

Same-store net operating income	132,834	123,092	518,090	474,274
Non same-store net operating income	51,201	29,627	168,383	56,837
Total net operating income	184,035	152,719	686,473	531,111
Management fees and other income	9,649	10,192	39,842	34,161
Acquisition related costs and other	(2,987)	(63,698)	(12,111)	(69,401)
General and administrative	(18,355)	(18,138)	(81,806)	(67,758)
Depreciation and amortization	(49,158)	(40,766)	(182,560)	(133,457)
Income from operations	$123,184	$40,309	$449,838	$294,656